Exhibit (d)(13) Amended and Restated Investment Sub-Advisory Agreement

FORWARD FUNDS

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of July 1, 2005 and amended and restated as of September 1, 2006, among Forward Uniplan Advisors, Inc. (the “Sub-Advisor”), Forward Management, LLC (the “Advisor”) and Forward Funds (the “Trust”), on behalf of the Sierra Club Equity Income Fund (the “Equity Income Fund”), a series of the Trust.

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under a Declaration of Trust dated May 1, 2005 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Advisor has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund’s investments as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated July 1, 2005 (“Investment Management Agreement”); and

WHEREAS, the Advisor has entered into a Securities Industry Licensing Agreement dated August 19, 2002 with the Sierra Club (the “Sierra Club Agreement”) to operate certain mutual funds that use the Sierra Club’s investment screen, marks and other content; and

WHEREAS, the predecessor of the Fund has been organized to serve as one of the first exclusive environmentally branded mutual fund products for which the investment activities will be conducted in a manner consistent with the principles and standards espoused by the Sierra Club; and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the trustees who are not “interested persons,” as defined in the 1940 Act, and the Fund’s shareholders have approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Trust, on behalf of the Fund pursuant to this Sub-Advisory Agreement and as described in the Registration Statement and the Sub-Advisor is willing to perform such services for the Fund; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Advisor, the Trust and the Sub-Advisor as follows:

1. Appointment. The Advisor hereby appoints the Sub-Advisor to perform advisory services to the Fund for the periods and on the terms set forth in this Sub-Advisory Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties. Subject to the supervision of the Trustees and the Advisor, the Sub-Advisor will, in coordination with the Advisor as described below, (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund. The Sub-Advisor will provide the Advisor with a list of any potential investments not already on the then-current list of Environmentally Qualified Investments, as defined below. The Advisor will then evaluate those potential investments using applicable environmental screens and other criteria used by the Advisor or required by the Sierra Club for the purpose of preliminarily determining which investments the Advisor believes are acceptable. The Advisor will then submit those preliminary investments to the Sierra Club to review and approve or reject based on the Sierra Club’s application of its proprietary environmental screens and criteria. The investments that pass the Advisor’s and the Sierra Club’s environmental screening for use by the Sub-Advisor are referred to as “Environmentally Qualified Investments.” In performing its sub-advisory responsibilities under this Agreement for the Fund, the Sub-Advisor agrees to manage the Fund’s investments according to the Fund’s investment objectives, policies and limitations as stated in the Fund’s Prospectus and Statement of Additional Information included as part of the Fund’s then-current Registration Statement filed with the Securities and Exchange Commission, as it may be amended from time to time (the “Registration Statement”). The Sub-Advisor agrees to select among only those investments contained on the then-current list of Environmentally Qualified Investments, or investments that are government securities (within the meaning of Section 2(a)(16) of the 1940 Act, “Government Securities”). The Advisor agrees to make available to the Sub-Advisor an updated list of Environmentally Qualified Investments, which may be revised from time to time, promptly after the list is revised. Notwithstanding anything to the contrary in this paragraph, the Sub-Advisor will submit to the Advisor for consideration or purchase only those potential investments that the Sub-Advisor reasonably believes in good faith are not environmentally offensive.

In performing its investment management services to the Fund under the terms of this Agreement, the Sub-Advisor will provide the Fund with ongoing investment guidance and policy direction.

The Sub-Advisor further agrees that, in performing its duties hereunder, it will:

(a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees, as they may be amended from time to time, copies of which shall be provided to the Sub-Advisor by the Advisor promptly after adoption by the Trustees;

(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Advisor shall not be responsible for the tax effect or decisions made by any other person;

(c) place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund’s then-current Prospectus and/or Statement of Additional Information, established through written guidelines determined by the Fund and provided in writing to the Sub-Advisor;

(d) furnish to the Trust and the Advisor whatever statistical information and other reports the Trust or the Advisor may reasonably request with respect to the Fund’s assets or contemplated investments. In addition, the Sub-Advisor will keep the Advisor informed of developments that, in the Sub-Advisor’s reasonable judgment, materially affect the Fund’s portfolios and shall, on the Sub-Advisor’s own initiative, furnish to the Advisor from time to time whatever information the Sub-Advisor believes appropriate for this purpose;

(e) make available to the Fund’s administrator (the “Administrator”), the Advisor and the Trust, promptly upon their request and at the reasonable expense of the Trust, such copies of their investment records and ledgers with respect to the Fund as may be required to assist the Advisor, the Administrator and the Trust in their compliance with applicable laws and regulations. The Sub-Advisor will furnish the Trustees, the Administrator, the Advisor and the Trust with such periodic and special reports regarding the Fund as they may reasonably request;

(f) meet quarterly with the Advisor and the Trust’s Board of Trustees to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Advisor and/or the Trust;

(g) immediately notify the Advisor and the Trust if the Sub-Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Advisor from serving as an investment adviser pursuant to this Sub-Advisory Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Sub-Advisor further agrees to notify the Trust and the Advisor immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that is not contained in the Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(h) immediately notify the Advisor if the Sub-Advisor suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, the termination or failure to renew advisory contracts within any six-month period with the Sub-Advisor with respect to 20% or more of its assets under management, or the departure of senior investment professionals involved in the Sub-Advisor’s investment management activities under this Agreement to the extent such professionals are not replaced promptly with professionals of comparable experience and quality; and

(i) in making investment decisions for the Fund, not knowingly use material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Sub-Advisor seek to obtain any such information.

3. Futures and Options. The Sub-Advisor’s investment authority shall include, to the extent permitted under Section 2, the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

The Sub-Advisor is authorized to: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the names of the Fund; and (ii) execute for and on behalf of the Fund’s Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Advisor may, using such of the securities and other property in the Brokerage Accounts as the Sub-Advisor deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.

4. Investment Guidelines. In addition to the information to be provided to the Sub-Advisor under Section 2 hereof, the Trust or the Advisor shall promptly supply the Sub-Advisor with such other information as the Sub-Advisor shall reasonably require or request concerning the Fund’s investment policies, restrictions, limitations, tax positions, liquidity requirements and other information useful in managing the Fund’s investments.

The Sub-Advisor, from time to time in its discretion, may suggest additional securities and issuers to the Advisor. Notwithstanding anything to the contrary in this paragraph, the Sub-Advisor will submit to the Advisor for consideration only those potential investments that the Sub-Advisor reasonably believes in good faith are not environmentally offensive. The Advisor will inform the Sub-Advisor as to the appropriateness of such investments for addition to the list of Environmentally Qualified Investments.

5. Representations, Warranties and Covenants of the Trust, Advisor and Sub-Advisor. The Trust represents, warrants and covenants that (i) a copy of its Registration Statement together with all amendments thereto, is on file in the office of the U.S. Securities and Exchange Commission, (ii) the appointment of the Advisor has been duly authorized, (iii) the appointment of the Sub-Advisor has been duly authorized, and (iv) it has acted and will continue to act in conformity with all applicable laws.

The Advisor represents, warrants and covenants that (i) it is authorized to perform the services herein, (ii) the appointment of the Sub-Advisor has been duly authorized, and (iii) it has and will continue to act in conformity with all applicable laws.

The Sub-Advisor represents and warrants that (i) it is registered as an investment adviser with the SEC, and (ii) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

6. Use of Securities Brokers and Dealers. Purchase and sale orders will be placed with brokers that are selected by the Sub-Advisor as able to achieve “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Sub-Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Advisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Advisor’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), that the Sub-Advisor may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Advisor’s overall responsibilities to the Sub-Advisor’s discretionary accounts.

Neither the Sub-Advisor nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund, except as may be permitted under the 1940 Act. Unless otherwise directed by the Trust or the Advisor in writing, the Sub-Advisor may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

7. Compensation. For the services specified in this Agreement, the Advisor agrees to pay compensation to the Sub-Advisor equal to an annual rate specified below for the Fund’s assets managed by the Sub-Advisor (the “Sub-Advisory Fee”). The Sub-Advisory Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

Total Assets of the Fund Managed by the Sub-Advisor (annual rates apply to the portion of assets at the corresponding level)	Equity Income Assets (annual rates)
Less than $100 million	0.39%
$100 million to less than $250 million	0.32%
$250 million to less than $500 million	0.27%
$500 million and over	0.24%

8. Fees and Expenses. The Sub-Advisor shall not be required to pay any expenses of the Fund other than those specifically allocated to the Sub-Advisor in this Section 8. In particular, but without limiting the generality of the foregoing, the Sub-Advisor shall not be responsible for the following expenses of the Fund: organization and offering expenses of the Fund; fees payable to the Sub-Advisor and to any other Fund advisors or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of the Fund’s Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the administrator for maintaining the Fund’s financial books and records and calculating daily net asset values;

other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund’s portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing Prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders’ and other meetings; and the compensation and all expenses (specifically including travel expenses relating to the Fund’s business) of officers, trustees and employees of the Trust.

9. Books and Records. The Sub-Advisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Sub-Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Trust upon its request except that the Sub-Advisor may retain copies of such documents. The Sub-Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested by such authorities in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

10. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund are adhered to, the Fund agrees that the Sub-Advisor may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or with accounts of the affiliates of the Sub-Advisor, if in the Sub-Advisor’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledge that the determination of such economic benefit to the Fund by the Sub-Advisor represents the Sub-Advisor’s evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

11. Liability. Neither the Sub-Advisor nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Fund.

Neither the Sub-Advisor nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Trust, the Fund, its shareholders and/or any other person in connection with the matters to which this

Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Advisor against any liability to the Trust, the Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Trust, on behalf of the Fund, hereby agrees to indemnify and hold harmless the Sub-Advisor, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Trust, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12. Limited Exclusivity. The Sub-Advisor agrees that it will not provide similar services to any other mutual fund which holds itself out to the public as “Environmentally Qualified” or otherwise “Socially Responsible” within the common meanings of those terms. Other than that, it is understood that the services of the Sub-Advisor are not exclusive, and that nothing in this Agreement shall prevent the Sub-Advisor from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Advisor’s ability to meet its obligations to the Fund hereunder. When the Sub-Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Advisor recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. If the Sub-Advisor provides any advice to its clients concerning the shares of the Fund, the Sub-Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

The Sub-Advisor provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Advisor with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Advisor any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Advisor, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13. Materials. The Advisor shall not publish or distribute or allow the Fund to publish or distribute any advertising or promotional material regarding the provision of investment advisory services by the Sub-Advisor pursuant to this Agreement, without the prior written consent of the Sub-Advisor, which consent shall not be unreasonably withheld or delayed. If the Sub-Advisor has not notified the Advisor of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion shall also be deemed approved. The Sub-Advisor will be provided with any Registration Statements containing references or information with respect to the Sub-Advisor at least three business days before filing of same with any regulatory authority and afforded the opportunity to comment thereon. The Trust agrees to make any changes to the information in any Registration Statement with respect to the Sub-Advisor as may be necessary so that there are no untrue statements of a material fact or omissions to state a material fact regarding the Sub-Advisor and its duties with respect to the Fund.

The Sub-Advisor shall not use any proprietary markings or materials of the Sierra Club, including, without limitation, the Sierra Club Marks (as defined below), without the prior written approval of the Advisor and the Sierra Club. “Sierra Club Marks” means the Sierra Club’s trademarks (including wordmarks, designs and logos), service marks, tradedress, taglines and tradenames used, adopted or otherwise protected by the Sierra Club.

14. Duration and Termination. This Agreement shall continue until December 31, 2005, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon no more than sixty (60) and no fewer than twenty-five (25) days’ written notice to the Sub-Advisor; (b) by the Advisor at any time without penalty, upon no more than sixty (60) and no fewer than twenty-five (25) days’ written notice to the Sub-Advisor or (c) by the Sub-Advisor at any time without penalty, upon no more than sixty (60) and no fewer than thirty (30) days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate automatically if the Investment Management Agreement terminates with respect to the Fund. The Advisor agrees to immediately notify the Sub-Advisor of the giving of or receipt of a notice with respect to the termination of the Investment Management Agreement with respect to the Fund, or, in the case of an automatic termination of that Agreement, the Advisor agrees to immediately notify the Sub-Advisor of that termination.

Further, the Advisor may terminate this Agreement upon the instruction or request by the Sierra Club at any time, notwithstanding the notice period stated above, based on past, present or future conduct of the Sub-Advisor in respect of environmental issues that the Sierra Club determines (i) constitutes a Termination Default (as defined below), (ii) violates Sierra Club environmental principles or standards, or (iii) results in an affiliation, relationship or dealings with an entity engaged in conduct, acts or omissions that are environmentally offensive in the judgment of the Sierra Club.

Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Sub-Advisor on behalf of the Fund at the time of such termination. The Sub-Advisor shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

“Termination Default” means (a) the purchase by the Fund of a security, other than a Government Security, (i) issued by an entity that was not on the then-current list of Environmentally Qualified Investments provided to the Sub-Advisor at or before the time of purchase, or (ii) not included among securities the Sierra Club or the Advisor has otherwise indicated in writing would be added to such a list, if such purchase of a security under (i) or (ii) is not promptly cured at no cost to the Fund within thirty (30) days after the Sub-Advisor receives notice of that improper purchase, or (b) except to the extent the Sub-Advisor has taken reasonable efforts to dispose of the affected security, the continued holding by the Fund of a security, other than a Government Security, issued by an entity that the Sierra Club has removed from the list of Environmentally Qualified Investments, provided the Sierra Club or the Advisor has given thirty (30) days’ prior written notice of such removal to the Sub-Advisor, if any such holding after removal from the list is not promptly cured at no cost to the Fund, or (c) events that are part of a sequence of violations of these prohibitions.

If there occurs an affiliation, relationship or dealing by the Sub-Advisor with an entity engaged in conduct, acts or omissions that are environmentally offensive in the judgment of the Sierra Club, and the Sierra Club gives the Advisor notice that the Sierra Club intends to exercise (or has exercised) its right to withdraw the license under the Sierra Club Agreement with respect to the Fund or the Sub-Advisor, the Advisor agrees to promptly notify the Sub-Advisor accordingly. After the Sub-Advisor receives that notice, the Sub-Advisor shall have the choice to do either of the following: (a) give written notice to the Advisor of termination of this Agreement with respect to the Fund at least twenty-five (25) days in advance, which will so terminate this Agreement at the conclusion of that 25-day period; or (b) waive its Sub-Advisory Fee with respect to the Fund and/or remit to Advisor amounts equal to the compensation payable by the Advisor to the Sierra Club under the Sierra Club Agreement with respect to a withdrawal of the license for that reason, which will be either the compensation that otherwise would have been payable by the Advisor to the Sierra Club for one (1) year had no termination occurred (based on assets upon termination), or the compensation payable by the Advisor to the Sierra Club under the Sierra Club Agreement with respect to a withdrawal of the license for that reason, which is one-half of the compensation that otherwise would have been payable by the Advisor to the Sierra Club for the term of the Sierra Club Agreement with respect to the Fund.

Subject to subparagraph (a) above, these requirements to waive the Sub-Advisory Fee and/or pay the Advisor as a result of the termination of this Agreement shall survive the termination of this Agreement.

15. Amendments. This Agreement may be amended at any time but only by the mutual agreement of the parties and, to the extent required by the 1940 Act, subject to receipt of requisite stockholder approval by the Trust or Fund.

16. Proxies. Unless the Trust gives written instructions to the contrary, the Sub-Advisor shall vote all proxies solicited by or with respect to the issuers of securities held by the Fund. The Sub-Advisor shall maintain a record of how the Sub-Advisor voted and such record shall be available to the Trust upon its request. The Sub-Advisor agrees to seek instructions from the Advisor (or its delegate) with respect to how it shall vote proxies a reasonable period before it is required to vote them. The Sub-Advisor acknowledges that it will be instructed to vote proxies in a manner that the Advisor believes best serves the interests of the Fund’s shareholders and that is consistent with the principles and standards espoused by the Sierra Club.

17. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

If to the Trust:

Forward Funds

433 California Street, Suite 1100

San Francisco, CA 94104

If to the Sub-Advisor:

Forward Uniplan Advisors, Inc.

23909 W. Overson Road

Union Grove, WI 53182

If to the Advisor:

Forward Management, LLC

433 California Street, Suite 1100

San Francisco, CA 94104

18. Confidential Information. The Sub-Advisor shall maintain the strictest confidence regarding the business affairs of the Fund. Written reports furnished by the Sub-Advisor to the Trust and the Advisor shall be treated by all of the parties as confidential and for the exclusive use and benefit of the Trust and the Fund except as disclosure may be required by applicable law. Further, the Sub-Advisor shall not specifically disclose the list of Environmentally Qualified Investments to any third party without the express written permission of the Advisor and the Sierra Club, except as shall be required by law and, if reasonably possible, with prior notice to the Advisor and the Sierra Club.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Fund and their prior, present or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P)”, promulgated under the Gramm-Leach-Bliley Act (the “Act”), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust, Regulation S-P or the Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not unreasonably be withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust. The Sub-Advisor may share the confidential and nonpublic information covered by this paragraph with its employees and affiliates to the extent reasonably necessary to perform its duties under this Agreement.

19. Third Party Beneficiary. The Advisor and Sub-Advisor agree that the Sierra Club is a third party beneficiary to this Agreement.

20.	Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisors Act, or rules or orders of the SEC thereunder.

(b) Concurrently with the execution of this Agreement, the Sub-Advisor is delivering to the Advisor and the Trust a copy of Part II of its Form ADV, as revised, on file with the SEC. The Advisor and the Trust hereby acknowledge receipt of such copy.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of September 1, 2006.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

FORWARD UNIPLAN ADVISORS, INC.

By:	/s/ Richard Imperiale
Name:	Richard Imperiale
Title:	President

FORWARD MANAGEMENT, LLC

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President